PRICING TERM SHEET Dated as of May 7, 2013

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-187806

Supplementing the Preliminary

Prospectus Supplement

dated April 26, 2013 and the

Prospectus dated April 8, 2013

FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V.

2.875% Senior Notes due 2023

4.375% Senior Notes due 2043

This pricing term sheet relates only to the senior notes (the “Notes”) described below and should be read together with the preliminary prospectus supplement dated April 26, 2013 (including the documents incorporated by reference therein) relating to the Offering (the “Preliminary Prospectus Supplement”) before making a decision in connection with an investment in the Notes. The information in this term sheet supersedes the information in the Preliminary Prospectus Supplement relating to the Notes to the extent that it is inconsistent therewith. Terms used but not defined herein have the meanings ascribed to them in the relevant Preliminary Prospectus Supplement. All references to dollar amounts are references to U.S. dollars.

Issuer:	Fomento Económico Mexicano, S.A.B. de C.V.

Issue Amount:	2023 Notes: U.S.$300.0 million 2043 Notes: U.S.$700.0 million

Notes:	2.875% Senior Notes due May 10, 2023 (the “2023 Notes”) 4.375% Senior Notes due May 10, 2043 (the “2043 Notes”)

Coupon:	2023 Notes: 2.875% 2043 Notes: 4.375%

Interest Payment Dates:	2023 Notes: May 10 and November 10 of each year, commencing on November 10, 2013. 2043 Notes: May 10 and November 10 of each year, commencing on November 10, 2013.

Benchmark Treasury:	2023 Notes: UST 2.000% due February 2023 2043 Notes: UST 2.750% due November 2042

Spread to Benchmark Treasury:	2023 Notes: +112.5 bp 2043 Notes: +145.0 bp

Benchmark Treasury Price and Yield:	2023 Notes: 102 - 00 / 1.776% 2043 Notes: 94 – 26 1/4 / 3.016%

Price to Investors:	2023 Notes: 99.776% 2043 Notes: 98.504%

Yield to Maturity:	2023 Notes: 2.901% 2043 Notes: 4.466%

Ranking:	Senior unsecured

Optional Redemption:	2023 Notes: Make-whole call, in whole or in part, at T+30 bps plus accrued and unpaid interest

2043 Notes: Make-whole call, in whole or in part, at T+30 bps plus accrued and unpaid interest

Optional Tax Redemption:	In whole but not in part, at 100% of principal amount plus accrued and unpaid interest upon certain changes in withholding taxes

Trade Date:	May 7, 2013

Settlement Date:	May 10, 2013 (T+3)

Denominations / Multiples:	U.S.$150,000 / U.S.$2,000

Ratings:*	BBB+ /A (S&P/Fitch)

Clearing:	DTC / Euroclear / Clearstream

CUSIP/ISIN:	2023 Notes: 344419 AA4 / US344419AA47 2043 Notes: 344419 AB2 / US344419AB20

Expected Listing:	New York Stock Exchange and Irish Stock Exchange (application pending)

Bookrunners:	Banco Bilbao Vizcaya Argentaria, S.A. Citigroup Global Markets Inc. Goldman, Sachs & Co.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus dated April 8, 2013 and a Preliminary Prospectus Supplement dated April 26, 2013) with the Securities and Exchange Commission, or SEC, for the Offering. Before you invest, you should read the Preliminary Prospectus Supplement, the accompanying prospectus and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and the Offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer, the underwriters or any dealer participating in the Offering will arrange to send you the Preliminary Prospectus Supplement and the accompanying prospectus if you request it by calling Citigroup Global Markets Inc. at (800) 831-9146 or Goldman, Sachs & Co. at (212) 902-1171 or (866) 471-2526.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another e-mail system.

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